Exhibit 10.14

Consultancy Agreement

This independent Consulting Services Agreement (“Agreement”) is entered into on December 2, 2011 and is effective as from February 1, 2011 (the “Effective Date”) by and between

AVG Technologies NV, a Dutch corporation having its registered seat at Gatwickstraat 9-39, 1043 GL Amsterdam, The Netherlands (“AVG Technologies”)

and

Czech Value Participations I, Inc., having its registered office at 201 Rogers office Building, Edwin Wallace Rey Drive, George Hill, Anguilla, Company Number 2111148, with mailing address AraHill Top Unit A-2, Pletterijweg Oost 1, Willemstad, Curacao (“Consultant”)

The Consultant and AVG Technologies hereby agree as follows:

1. NATURE OF AGREEMENT

The relationship established by this Agreement is that of independent Consultant and nothing in this Agreement shall be construed as creating a relationship of joint venture, partnership, employer-employee, or agent. AVG Technologies does not have authority to create any obligations for Consultant, nor may Consultant create or enter into any obligations for AVG Technologies. Consultant remains free to provide professional services for entities other than AVG Technologies as long as Consultant’s work for other entities does not impair Consultant’s ability to fulfill commitments to AVG Technologies and does not violate any term or condition of this Agreement.

2. SCOPE OF THE WORK

The Consultant shall provide to AVG Technologies services specified in Exhibit A (hereinafter referred to as the “Services”). The Services shall be provided by suitable and experienced personnel of the Consultant in direct support to AVG Technologies’ CEO, Mr. JR Smith.

3. COMMENCEMENT

The work to be performed under this Agreement shall be commenced as from the Effective Date and shall be completed in accordance with Exhibit A.

4. FEES

(a) AVG Technologies shall pay Consultant fees as specified in Exhibit A (the “Fees”) for the Services performed thereby under this Agreement in accordance with Clause 6 hereunder.

(b) AVG Technologies shall reimburse Consultant for the telephone bills and all other expenses incurred by the Consultant in connection with provision of the Services. The relevant costs shall be included in the invoice and payable as referred to in Clause 6.

5. RELATIONSHIP OF PARTIES

It is understood by the Consultant and AVG Technologies that the Consultant is an independent Consultant with respect to AVG Technologies, and not an employee of AVG Technologies. Except as expressly set forth herein, AVG Technologies will not provide fringe benefits, including health insurance benefits, paid vacation, or any other AVG Technologies employee benefit, for the benefit of Consultant.

6. PAYMENTS

AVG Technologies shall pay the Fees to Consultant monthly based upon AVG Technologies’ receipt of an invoice for the preceding monthly period for amounts in the below mentioned currencies. Payments shall be made via electronic funds transfer in USD within thirty (30) days of receipt of invoice. Payments of any expenses shall be made via electronic transfer in USD (for expenses with currency different from USD, after conversion to the corresponding USD amount applying the relevant currency exchange rate applicable on the day the expense was made) of the respective costs borne and invoiced by the Consultant. Any and all taxes imposed on the Fees paid under this Agreement are borne by the Consultant.

7. TERMINATION

(a) This Agreement is entered into for a definite period until 31 March 2012 and will automatically renew for a maximum of two consecutive one month periods, unless terminated at the earlier of either party terminating in accordance with clause 7.(b) below or the transition of Consultant’s services of the AVG Corporate Development function.

(b) This Agreement may be terminated at any time by either party, without reason or explanation, by providing the other party two (2) weeks prior notice.

(c) Upon termination, Consultant shall deliver to AVG Technologies all written and other materials, including records, notes, data, memoranda, models, source code, object code, flow charts, etc., which constitute work in progress under this Agreement and any equipment and property of any nature which is the property of AVG Technologies or its client and shall not use them (or the information contained in them) for their own benefit or disclose such information to third parties.

8. CONFIDENTIALITY & OWNERSHIP

(a) Consultant agrees to sign AVG Technologies’ individual non-disclosure agreement, attached as Exhibit B, and abide by its terms.

(b) Information created by Consultant in connection with this Agreement belongs to AVG Technologies and is not owned by Consultant. This information includes copyrightable works of original authorship (including but not limited to computer programs, technical specifications, documentation, manuals, business plans and product literature), inventions (whether patentable, patented or not), processes, compilations of information, trademarks and other intellectual property (“Proprietary Materials”). Consultant agrees that all works of original authorship created by the Consultant in connection with this Agreement are “works for hire” as that term is used in connection with the U.S. Copyright Act To the extent that, by operation of law, Consultant owns any intellectual property rights in such works of original authorship or in Proprietary Materials, Consultant agrees to assign to AVG Technologies appropriate rights, interest, and title in such works.

(c) Consultant agrees that information provided to him by AVG Technologies will be used by Consultant only in order to do the job as specified in this Agreement, will be stored and maintained as directed by AVG Technologies officers, will be checked in or out with persons designated by AVG Technologies, will not be disclosed to any other company or person without the prior written permission from a AVG Technologies officer (other than to employees or Consultants of AVG Technologies who need to know the same in order to fulfill AVG Technologies obligations and to employees or consultants of the Consultant and its Affiliates who need to know the same in order to fulfill the Consultant’s obligations, as the “Affiliates” are defined in the non-disclosure agreement attached as Exhibit B), and will not be used for any purpose other than that for which it was disclosed.

9. RESTRICTIONS ON USE OF THE SOFTWARE

Consultant shall not, and shall not allow third parties to, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to discover the source code or underlying ideas or algorithms of any AVG Technologies software; modify, translate, or create derivative works based on the software; or copy, sublicense, resell, rent, lease, distribute, assign, or otherwise transfer rights to the software. Consultant shall not remove, deface or obscure any copyright, trademark or other proprietary notice contained in the software. Consultant shall not transfer, transmit, export, or re-export the software or portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department or any other government agency.

10.	PROPRIETARY RIGHTS

As between the Parties, AVG Technologies and its licensors shall own all rights, titles, and interests in and to the software, technology, information, or code provided by AVG Technologies to Consultant, including all aspects, portions, copies or modifications thereof.

11.	NON-COMPETE

As an inducement for AVG Technologies to enter into the Agreement, and in consideration of mutual covenants contained herein, including the compensation of Consultant hereunder, Consultant agrees that during the term of the Agreement, and for a period of 12 months thereafter, the Consultant will not directly compete with the business of AVG Technologies. The term “compete” as used herein shall mean that, without AVG Technologies prior consent, Consultant shall not accept an engagement or be employed in a business competitive with the primary business activity in which AVG Technologies is engaged during the term of this Agreement. The Consultant acknowledges that AVG Technologies may, in reliance on this Agreement, provide Consultant access to trade secrets, customers and other confidential data and goodwill. Consultant agrees to retain said information as confidential and not to use said information on his or her own behalf or disclose same to any third party, save for Affiliates subject to the terms of the Non-Disclosure Agreement as attached to this Agreement.

12.	INDEMNIFICATION

AVG Technologies shall indemnify and hold the Consultant and each of its managers, members, affiliates, agents, representatives and employees harmless from and against any and all claims, losses, damages and liabilities caused to any third party in connection with this Agreement unless such damages, claims and losses have been directly caused by willful act or gross negligence of the Consultant in which case the Consultant shall indemnify AVG Technologies.

AVG Technologies shall be liable for all loss, damage or injury which arise out of or in connection with the provision by the Consultant of the Services and AVG Technologies shall indemnify the Consultant against any and all claims brought against the Consultant arising out of or in connection with such loss damage or Injury, except to the extent that the loss, damage or injury is attributable to a willful act or the negligence of the Consultant, its employees, servants or agents. In no event shall either Party be liable towards the other for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either Party or any third party.

In the event that the tax authorities or the Consultants insurance institution takes the position that the Consultant should be regarded as an employee and that AVG Technologies must pay the applicable wage taxes and / or employee insurance contribution, the Consultant will fully indemnify AVG Technologies in this respect.

13.	NON-SOLICITATION

The Consultant agrees that during the Term of this Agreement and for a period of twelve months following the termination or expiration of this Agreement, the Consultant shall not make any solicitation to employ AVG Technologies personnel without written consent of AVG Technologies to be given or withheld in AVG Technologies sole discretion. For the purposes of this clause 12, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this clause 12.

14.	GENERAL PROVISIONS

14.1. This Agreement may be modified or amended if the amendment or modification is in writing and signed by both AVG Technologies and Consultant.

14.2. This Agreement and all issues arising out of or in connection with shall be governed by the laws of the Netherlands, excluding conflicts of law principles.

14.3. All disputes hereunder shall be finally resolved by binding decision of a relevant court in Amsterdam.

14.4. The parties may not assign any rights or delegate any duties under this Agreement. Neither Consultant nor AVG Technologies may unilaterally set off any amounts due against any receivables of the other party.

14.5. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, excluding AVG Technologies’ non-disclosure agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties relating to the subject matter of this Agreement.

14.6. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited upon agreement of the limitation by both parties.

14.7. Exhibits A and B is hereby incorporated and made a part of this Agreement. In case of conflict, the Agreement shall prevail.

14.8. This Agreement may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement:

For AVG Technologies, N.V.	For the Consultant
Signed by: /s/ R.G.Y. Blasman Name: R.G.Y. Blasman In: Dated: 12/2/2011	Signed by: /s/ Trufima Management Anguilla Ltd. Name: Trufima Management Anguilla Ltd. Managing Director Wim C. Odems In: Dated: 12/5/2011

EXHIBIT A to the Consultancy Agreement

Description of Services

Consultant advises AVG Technologies with respect to AVG Technologies’ corporate development and mergers and acquisitions (M&A) policy and activities

Fees

USD 19,000 gross per month for full time equivalent working month. The amount due by AVG Technologies for the period from the Effective Date until the end of October 31, 2011 will be paid by AVG Technologies within 10 business days after the date this Agreement has been entered into, subject to receipt of a correct invoice.

Service Success Fee

USD 300,000 gross for the M&A transactions lead and closed by Consultant and the organization and participation in finding a permanent head of Corporate Development for AVG Technologies, of which USD 100,000 gross shall be paid by AVG Technologies within 10 business days after the date this Agreement has been entered into, subject to receipt of a correct invoice, and the remaining USD 200,000 gross will be paid by AVG Technologies at a mutual to be agreed time in the first calendar quarter of 2012, subject to receipt of a correct invoice.

EXHIBIT B to the Consultancy Agreement

Mutual Nondisclosure Agreement

This Mutual Nondisclosure Agreement (“Agreement”) is entered into on December 2, 2011 and is effective as from February 1, 2011 (“effective date”) by and between AVG Technologies N.V., a Dutch corporation with registered seat at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands (“AVG Technologies”) and Czech Value Participations I, Inc., having its registered office at 201 Rogers office Building, Edwin Wallace Rey Drive, George Hill, Anguilla, Company Number 2111148, with mailing address AraHill Top Unit A-2, Pletterijweg Oost 1, Willemstad, Curacao (“Consultant”).

Background

AVG Technologies and Consultant entered into a business relationship with each other and expect that, in the course of this relationship, one party or the other may disclose certain confidential information to the other party. The parties recognize that such confidential information is of great value to its owner and that its disclosure or use by the other party would impair the owner’s ability to compete effectively or would otherwise cause irreparable harm to their owner.

Agreement

NOW, THEREFORE, Consultant and AVG Technologies, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

Definition. For purposes of this Agreement, Confidential Information shall mean all information and know-how (whether or not patentable and whether or not copyrightable) owned, possessed or used by one party hereto (the “Owner”) regardless of whether such information originates from the Owner, the Owner’s affiliated companies or a third party, that the Owner discloses or has disclosed to the other party (the “Recipient”) or to which the Recipient gains or has gained access by virtue of the parties’ relationship, in each case prior to or after the execution of this Agreement, including, without limitation, any invention, product, formula, method, technique, composition, compound, project, development, plan, vendor information, customer information, apparatus, equipment, trade secret, process, research, reports, laboratory data, financial data, technical data, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and personnel data, provided, that Confidential Information shall not include information which (1) is or becomes available to the public other than as a result of disclosure by the Recipient or its employees in violation of this Agreement; (2) was known to the Recipient prior to Recipient’s receiving the same pursuant to this Agreement and not otherwise restricted by contract or law; or (3) becomes available to the Recipient on a non-confidential basis from a third person or source not restricted by contract or law regarding such information; (4) is developed by the Recipient independent of any disclosure of such Confidential Information by the Owner and without any use of the Confidential Information of the Owner, as demonstrated to a reasonable degree by the Recipients records created at time of such independent development.

Use. The Recipient shall use the Owner’s Confidential Information solely for the purposes contemplated by the Background section of this Agreement and such other purposes as the parties may expressly agree in writing, and for no other purposes whatsoever. Without limiting the foregoing, the Recipient shall in no event directly or indirectly use the Owner’s Confidential Information in the design, development, production, marketing, sale or use of products or services competitive with those of the Owner.

Disclosure. The Recipient, without the Owner’s prior written consent, shall not disclose the Owner’s Confidential Information to any other party, unless such other party is a business or entity affiliated with the Recipient, where affiliated means controlling, controlled by or under common control with the Recipient (“Affiliate”), provided, however, that any of such information may be disclosed only to employees of, and advisors to, the Recipient or its Affiliates who need to know such information for the purposes contemplated by this Agreement and only if such employees of, and advisors to the Recipient or its Affiliates have a legal duty to Recipient to maintain the confidentiality of the Confidential Information. In addition, Recipient may disclose Owner’s Confidential Information as required by the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Recipient shall provide prompt notice thereof to the Owner and, at Owner’s reasonable request and expense, assist Owner in obtaining a protective order or otherwise prevent public disclosure of such information.

Notice of Breach and Contractual Penalty. Each party shall promptly notify the other party of any breach of this Agreement committed by the first party or any of its Affiliates, employees or advisors. The Recipient shall compensate the Owner for any damage incurred by the Owner as a result of the breach of this Agreement by the Recipient or its Affiliates, employees or advisors. The Parties have agreed that the maximum foreseeable aggregate damage that may incur to the Owner in connection with the disclosure of the Confidential Information due to breach of this Agreement shall not exceed USD 75,000. Therefore, the parties have agreed that the Recipient’s liability vis-à-vis the Owner for any damage incurred shall not exceed USD 75,000. This limit of the liability for damage shall not apply in cases where damage incurs due to gross negligence or willful misconduct on the side of the Recipient or its Affiliates, employees or advisors.

Return of Materials. Upon written request by the Owner, the Recipient shall return to the Owner all written material in any form whatsoever which contains the Owner’s Confidential Information, including all internal notes, memoranda, and all copies, extracts or other reproductions thereof.

No Licenses. Nothing in this Agreement shall be construed as granting or conferring upon the Recipient any rights by license or otherwise, expressly, impliedly or otherwise for any product, service, invention, discovery or improvement arising out of the Confidential Information supplied by the Owner pursuant to this Agreement.

No Warranties; No Further Obligations. Nothing in this Agreement shall be construed as a warranty of the accuracy or completeness of any Confidential Information disclosed hereunder. Nothing in this Agreement will be construed as a commitment or agreement by either party to enter into any further relationship with or undertake any further obligations to the other party.

Injunctive Relief. Each party shall be entitled to a preliminary and final injunction to prevent any breach or further breach of this Agreement or further unauthorized use of Confidential Information. This remedy is separate and apart from any other remedy such party may have under this Agreement.

Term.

For Confidential Information pertaining to AVG Software the obligations set forth in this Agreement shall remain in force for the longer of (i) as long as legally possible or (ii) as long as the Confidential Information does not enter the public domain (except where it enters the public domain by a breach of confidentiality). For all other Confidential Information, such obligations arising from this Agreement shall continue for three (3) years from the date of initial disclosure.

Notices. All notices, requests and consents under this Agreement shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by first class mail, postage prepaid and with return receipt requested, (c) sent by a reliable courier service, charges prepaid, or (d) sent via facsimile, with the original sent within twenty-four (24) hours by any of the foregoing methods, to the address set forth above.

Miscellaneous. This Agreement constitutes the complete agreement between the Consultant and AVG Technologies and supersedes all prior agreements, oral or written, and any other communication relating to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing and will be governed by the laws of the Netherlands, excluding conflicts of law principles. If any provision or portion of any provision of this Agreement shall be determined to be void, invalid or unenforceable for any reason, the validity and enforceability of the remaining provisions or portions of provisions will not be affected.

Export rights. Neither party shall export or re-export, directly or indirectly, any technical data acquired from the other party pursuant to this Agreement or any product utilizing any such data for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.